Exhibit 10.14

DATA443 Risk Mitigation, INC.

CONTRACT SERVICES

AGREEMENT

This Independent Contractor Agreement (the “Agreement”) entered into, and effective as of December 3, 2021 (the “Effective Date”) by and between DATA443 Risk Mitigation, Inc. and Nanuk Warman CPA, Inc. (“Contractor”) hereinafter sometimes referred to collectively as “Parties” and each singularly as “Party.”

WHEREAS, DATA443 desires to engage Contractor to provide services pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises, and covenants set forth, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, DATA443 and Contractor agree to be legally bound, and agree as follows:

1. Independent Contractors’ Status. The Parties hereto understand and agree that the Contractor is an Independent Contractor and not an employee of DATA443. The Contractor will not be eligible for any employee benefits, and DATA443 will not make deductions from the Contractor’s Remuneration for taxes (except as otherwise required by applicable law or regulation). Any taxes imposed on the Contractor due to activities performed hereunder will be the sole responsibility of the Contractor. The Contractor retains the right to control or direct the manner in which Contractor’s services are to be performed. Contractor shall be reasonably available for calls and meetings during U.S. Eastern Time Zone business hours.

2. Term of Agreement. This Agreement shall have an initial term of 1 month, starting upon the Effective Date. This Agreement may be renewed for successive 3-month terms, unless modified or terminated in accordance with the provisions of this Agreement. DATA443 and Contractor agree to waive any notice prior to automatic renewal of this Agreement that may be required by state law. (Collectively, the “Term of Agreement”)

3. Work Orders. The terms and conditions of the Contractor’s services and Remuneration are set forth in Exhibit A to this Agreement (the “Work Order”).

4. Work Environment. Contractor agrees to be responsible for supplying all equipment and materials necessary for the use of Contractor in order to perform the services stated herein.

5. Expense Reimbursement. DATA443 shall reimburse Contractor for all reasonable business expenses incurred by Contractor during the Term of Agreement, provided that any expense in excess of $50 shall require the prior written approval of an officer of DATA443. The Contractor shall submit a request for reimbursement, along with receipts, to the DATA443 accounts payable department no later than five (5) calendar days after the end of each month. DATA443shall remit payment to the Contractor within five (5)businessdaysof receiving an expense invoice from the Contractor.

6. Intellectual Property/Confidentiality. Contractor agrees that any intellectual property created, developed, conceived, or reduced to practice during the term of the Contractors’ engagement with DATA443, and delivered to DATA443, shall be considered the sole property of DATA443. Contractor further agrees to assign its entire right, title and interest in any copyright arising as a result of the Services provided to DATA443 in accordance with this Agreement. Contractor agrees that they will not disclose any confidential or privileged information of DATA443 to which they have access without the prior consent of DATA443.

7. Non-Solicitation. Contractor agrees that it will not solicit for employment (directly or indirectly) any DATA443 Contractors or staff. Contractor agrees that any violation of this provision will necessarily cause DATA443 harm, and therefore should Contractor employ, engage or utilize the services of DATA443 Contractors or staff, in any manner, directly or indirectly, without the prior written approval of DATA443. Contractor shall pay DATA443 a liquidation fee of $20,000.

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8. Termination. The provisions of Sections 1, 3, 5, 6, 7, 8, 9, 10, 11, 13 and Exhibit A, including any addendums, shall survive any termination or expiration of this Agreement. This Agreement will terminate upon (a) five days (5) days following receipt by Contractor of written notice by DATA443 to Contractor to terminate this Agreement with Cause, (b) five (5) days following receipt by Contractor of written notice by DATA443 to Contractor to terminate this Agreement without Cause, (c) five (5) days following receipt by DATA443 of written notice by Contractor to terminate this Agreement with Cause, or (c) five (5) days following receipt by DATA443 of written notice by Contractor to terminate this Agreement without Cause. Whether Termination is initiated by DATA443 or Contractor, the day of termination shall be five (5) days after written notice is give (the “Termination Date”). For the purpose of this Agreement the term “Cause” shall mean:

A) As to Contractor:

i)	Contractor breaches a material term of this Agreement; or
ii)	Contractor fails any current or future background check; or
iii)	Contractor files a petition in a court of bankruptcy or is adjudicated a bankrupt.

B) As to DATA443:

i)	If DATA443 breaches this Agreement or (1) fails to make any cash payment to Contractor as set forth in Appendix A, (2) fails to issue the Equity Compensation to Contractor as set forth in Appendix A, or (3) fails to provideinformationrequested by Contractor necessary for the Contractor to provide agreed upon services to DATA443; or
ii)	If DATA443 ceases business: or

iii)	If the DATA443 sells a controlling interest to a third party, or agrees to a consolidation or merger of itself with or into another corporation, or sells substantially all of its assets to another corporation, entity or individual; or

iv)	If DATA443, has a receiver appointed for its business or assets, or otherwise becomes insolvent or unable to timely satisfy its obligations in the ordinary course of business, or if DATA443 makes a general assignment for the benefit of creditors, has instituted against it any bankruptcy proceeding for reorganization for rearrangement of its financial affairs, files a petition in a court of bankruptcy, or is adjudicated a bankrupt; or
v)	If any of the disclosures made by the DATA443 herein, or its officers, directors, or designated representatives, to the Securities Exchange Commission (“SEC”), to DATA443’s PCAOB auditor, or to the press, or to an individual or audience in an investor or trade presentation, or subsequent hereto, are determined to be materially false or misleading.

9. Indemnity. The Contractor shall indemnify and hold harmless DATA443, its affiliates, and its respective officers, directors, agents and employeesfrom any and all claims, demands, losses,causesofaction,damage, lawsuits, judgments, including attorneys’ fees and costs, arising out of, or relating to, the Contractor’s services under this Agreement. DATA443 shall indemnify and hold harmless the Contractor, its affiliates, and its respective officers, directors, agents and employees from any and all claims, demands, losses, causes of action, damage, lawsuits, judgments, including attorneys’ fees and costs, arising out of, or relating to, the Company’s products and services under this Agreement.

10. Limitation of Liability. EXCEPT WITH RESPECT TO THE PARTIES’ INDEMNIFICATION OBLIGATIONS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES ARISING FROM OR RELATED TO THIS AGREEMENT, INCLUDING BODILY INJURY, DEATH, LOSS OF REVENUE, OR PROFITS OR OTHER BENEFITS, AND CLAIMS BY ANY THIRD PARTY, EVEN IF THE PARTIES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATION APPLIES TO ALL CAUSES OF ACTION IN THE AGGREGATE, INCLUDING WITHOOUT LIMITATION TO BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, AND OTHER TORTS.

11. Legal Fees and Expenses. If either Party institutes an action to enforce this Agreement or any of its terms, the prevailing Party shall also be entitled to receive from the non-prevailing Party, and the non-prevailing Party shall upon final judgment and expiration of all appeals immediately pay upon demand all reasonable attorney’s fees and expenses of the prevailing Party.

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12. Entire Agreement. This Agreement, referred to herein as “Agreement”, including all exhibits attached hereto, constitutes the entire Agreement between the Parties concerning the matters included herein, and supersedes all prior and contemporaneous negotiations, agreements, representations and understandings of the Parties. This Agreement may be amended or modified only by written agreement of both Parties.

13. Severability. If any part of this Agreement is held invalid, illegal, or unenforceable by a court of complete jurisdiction the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision will be deemed modified only to the extent necessary to render such provision valid, legal and enforceable.

14. Governing Law. This Agreement shall be deemed executed in the State of North Carolina regardless of the actual place of signature or the actual place of performance. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

15. Ambiguities. The rule of construction that ambiguities in an agreement are to be construed against the drafter will not be invoked or applied in any dispute regarding the meaning or interpretation of any provision of this Agreement.

16. Headings. The headings of the Sections of this Agreement are inserted solely for the convenience of reference. The heading will in no way define, limit, extend or aid in the construction of the scope, extent or intent of this Agreement.

17. Force Majeure. Neither Party will be responsible for failure or delay in performance hereunder if the failure or delay is due to labor disputes, strikes, fire, riot, war, terrorism, acts of God or any other causes beyond the control of the non-performing Party.

18. Acknowledgment of Confidentiality. Each party hereby acknowledges that it has been or may be exposed to confidential and proprietary information belonging to the other party or relating to its affairs, including, without limitation, certain proprietary hardware and/or software development methodologies and techniques, together with some or all of the following categories of material:

(a) Technical Information, including functional and technical specifications, designs, drawings, analysis, research, processes, computer programs, methods, ideas, “know how” and the like;

(b) Business Information, including sales and marketing research, materials, plans, accounting and financial information, personnel records and the like, and

(c) Other Valuable Information designated by the owner as confidential expressly or by the circumstances in which it is provided (collectively, “Confidential & Proprietary Information”).

Confidential & Proprietary Information does not include (i) information already known or independently developed by the recipient without reference to the Confidential Information of the other party; (ii) information in the public domain through no wrongful act of the recipient, or (iii) information received by the recipient from a third party who was free to disclose it. Information in order to be deemed Confidential Information need not be marked or identified as “Confidential Information.” although Information may be so marked. Confidential Information may be disclosed to Receiving Party by Disclosing Party electronically, verbally, through tangible means including, without limitation, written documents or computer storage devices and/or other means of disclosure.

19. Restrictive Covenant. Each party receiving Confidential & Proprietary Information from the other party hereby agrees that it may use the Confidential & Proprietary Information only for internal evaluation purposes or in support of tasks requested in writing by the owner’s authorized representative. The recipient shall not commercialize the Confidential & Proprietary Information nor disclose it to any person or entity, except to its own employees having a “need to know” (and who are themselves bound by similar nondisclosure restrictions), and to such other recipients as the other party may approve verbally or in writing; provided, that all such recipients shall have first executed a confidentiality agreement in a form acceptable to the owner of such information. The recipient may disclose the Confidential & Proprietary Information if required by law or court order, or if required to enforce its rights under this Agreement, but only if the recipient first gives written notice to the owner and cooperates fully in restricting the scope of use and unnecessary disclosure. Each party shall use at least the same degree of care in safeguarding the other party’s Confidential & Proprietary Information as it uses in safeguarding its own Confidential & Proprietary Information, but in no event shall a recipient exercise less than due diligence and care.

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20. Proprietary Rights Legend. Neither party shall alter or remove from any Confidential & Proprietary Information of the other party any proprietary rights legend, copyright notice, trademark or trade secret legend, or any other mark identifying the material as Confidential & Proprietary Information.

21. Breach of Covenant. Each recipient shall promptly notify the other party if it learns of or reasonably suspects any actual or threatened violation of this Agreement. Each party acknowledges that any violation of this Agreement would cause irreparable harm to the owner of such Confidential & Proprietary Information and that remedies at law would be inadequate to redress any actual or threatened violation of this Agreement. Each party agrees that, in addition to other relief, the foregoing restrictions may be enforced by temporary and permanent injunctive relief without necessity of posting bond. Any award of relief to the owner of such Confidential & Proprietary Information in an action in which the owner substantially prevails shall include recovery of such owner’s costs and expenses of enforcement (including reasonable attorneys’ fees). Remedies stated are cumulative and not exclusive.

22. Term & Termination. Points 18 thru 25 shall be effective on the date last below written and shall continue in full force and effect until the last item of Confidential & Proprietary Information is shared and (a) in the case of Technical Information, at all times thereafter; or (b) in the case of non-Technical Information, for a period of two (2) years thereafter. Unless otherwise agreed in writing, this Agreement shall govern Confidential & Proprietary Information disclosed by one party to the other prior to (as well as after) the effective date hereof. Upon termination of this Agreement or at any time upon request, the recipient shall fully account for and return the Confidential & Proprietary Information to the owner, destroy any remaining copies in its possession or under its control and cease all further use.

23. Certain Third-Party Rights. A party disclosing Confidential & Proprietary Information to the recipient under this Agreement represents and warrants that such disclosure will not violate or infringe any third-party intellectual property rights and the disclosing party agrees to defend, indemnify and hold the recipient harmless from any costs, damages, liability and expense (including legal fees) arising from any third party claim to the contrary. If any Confidential & Proprietary Information of a third party is disclosed under this Agreement, then the recipient agrees the owner of such information shall be considered a third-party beneficiary of this Agreement entitled to enforce its provisions directly against the recipient.

24. Reservation of Rights. Each party reserves all rights not expressly granted or undertaken by this Agreement. Nothing herein shall be construed as granting any right, title or license to any existing or future development of a party. EXCEPT FOR THE NONINFRINGEMENT WARRANTY PROVIDED IN SECTION 7 (“CERTAIN THIRD-PARTY RIGHTS”), ALL CONFIDENTIAL & PROPRIETARY INFORMATION IS PROVIDED AS-IS.

25. General Provisions. This document constitutes the entire and exclusive agreement between the parties with respect to the subject matter hereof and supersedes all other communications, whether written or oral. This Agreement is expressly limited to its terms and may be modified or amended only by a writing signed by an authorized representative of the party against whom enforcement is sought. Neither this Agreement nor any rights or obligations hereunder may be transferred or assigned without the other party’s prior written consent nor any attempt to the contrary shall be void. Any provision hereof found by a court of competent jurisdiction to be illegal or unenforceable shall be automatically conformed to the minimum requirements of law and all other provisions shall remain in full force and effect. Waiver of any provision hereof in one instance shall not preclude enforcement of it on future occasions. Headings are for reference purposes only and have no substantive effect.

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IN WITNESS WHEREOF, DATA443and Contractor have caused this Agreement to be executed as of the date first written above.

DATA443 Risk Mitigation, Inc.		Contractor

By:		By:

Name:	Jason Remillard	Print Name:	Nanuk Warman CPA, Inc.

Title:	President	Title:	CFO

Date:	December 1, 2021	Date:	December 3, 2021

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DATA443 Risk Mitigation, Inc.

Appendix A

Work Order

Contractor’s Name: Nanuk Warman CPA, Inc.

Effective Date: December 3, 2021.

1. Work Services:

a.	Contractor’s Service: Chief Financial Officer

b.	DATA443 expects the Contractor performing the work remotely. DATA443 expects that the majority of work performed will be during typical business hours.

c.	The work performed by the Contractor shall be performed at the following rate: USD $10,000 per month.

d.	Stock Options: Subject to the Board’s approval, you will be granted an incentive stock option to purchase on a quarterly basis up to $30,000 worth of shares of the Company’s common stock, vesting 100% on the second anniversary of the grant date. Options shall be subject to, and governed by, the applicable option plans and agreements. Additionally, subject to the Board’s approval – a special welcome issuance of $50,000 worth of shares of the Company’s common stock, vesting 100% on the second anniversary of the grant date will be made available for purchase.

e.	Statutory holidays, personal time off, sick time and personal holidays are considered to be non-billable time unless approved in writing by direct management.

INWITNESSWHEREOF, DATA443 and Contractor have caused this Appendix A to be executed as of the date written below.

DATA443 Risk Mitigation, Inc.		Contractor

By:		By:

Name:	Jason Remillard	Name:	Nanuk Warman CPA, Inc.

Title:	President	Title:	CFO

Date:	12/1/2021	Date:	12/3/2021

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